UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

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[The following statement was issued by Career Education Corporation in response to certain inquiries by members of the press beginning on May 5, 2006.]

Career Education Corporation has received strong favorable responses from our stockholders for the significant actions we have taken over the past year to strengthen our corporate governance, and firmly believe that our board slate is best equipped to further that progress and advance the company’s strategy of delivering high quality student education while rewarding stockholders. We are disappointed in the decision today by Institutional Shareholder Services (ISS), and we believe they have reached the wrong conclusion in their recommendations.   We find ISS’s recommendations  surprising in light of the fact that ISS has given CEC a 92% Corporate Governance Industry Score—in other words, according to ISS’s own scoring system, CEC outperformed 92% of its industry peers for corporate governance.

Steven Bostic’s agenda and track record demonstrate complete and utter disregard for stockholders.  Moreover, we believe that the election of Mr. Bostic’s handpicked nominees would lead to a fractured Board, to the detriment of our students, employees and stockholders  We continue to urge stockholders to reject the Board slate put forth by Steve Bostic and vote in favor of Career Education’s nominees and three governance enhancing proposals on the white proxy card.